Exhibit 10.1

J. P. HAYDEN, JR.

AGREEMENT FOR SERVICES

This Agreement for Services (the “Agreement”) is made and entered into between J. P. HAYDEN, JR. (“Hayden”) and THE MIDLAND COMPANY (“Midland”).

WITNESSETH:

Midland desires to engage Hayden to render business advisory services subject to the terms and conditions of this Agreement because of Hayden’s valuable experience in operating the business. Hayden is willing to perform such services for the fees and upon and subject to the terms and conditions set forth in this Agreement. Accordingly, Midland and Hayden agree as follows:

1.   Term. The term of this Agreement (the “Term”) shall be for an initial period of one year from the date this Agreement is executed and will automatically renew for successive one-year terms unless written notice of termination is given by either party more than six months prior to the end of the current Term.

For example, if this Agreement was executed December 6, 2006, it would automatically renew for one year on December 6, 2007. Either party could terminate the contract by giving written notice to the other party on or before June 6, 2007. If neither party gives notice of termination on or before June 6, 2007, this Agreement will automatically renew for one year, and either party can terminate the contract as of December 5, 2008 by giving written notice to the other on or before June 6, 2008.

2.   Business Advisory Services. During the Term of this Agreement, Hayden’s duties include, at the request of Midland: (a) consulting with and advising officers of Midland during regular business hours, and (b) promoting the good will of Midland by being available to attend insurance-related conferences and functions as a representative of Midland. Hayden shall devote only such time and attention to the business of Midland as may be reasonably necessary to perform Hayden’s duties under this Agreement, up to a maximum of twenty hours per month.

3.   Fees. In consideration of the services to be performed by Hayden, Midland agrees to pay Hayden the sum of $50,000.00 per year, beginning in the year 2006.

Hayden’s fee for 2006 will be paid as a lump sum on or before December 29, 2006.

For 2007 and all successive years in which this Agreement operates, Hayden’s fee will be paid in equal monthly installments on or before the fifteenth day of each month.

4.   Other Consideration.

a.   This Agreement compensates Hayden for operational services provided separate from, and in addition to, his responsibilities as a Director, and, as such, Hayden shall be compensated as an outside director of Midland’s Board of Directors; and

b.   The Midland Health Insurance Plan shall be available at normal employee rates during the Term and after the Term. Hayden’s coverage and his spouse’s coverage shall be secondary to Medicare.

c.   Midland shall provide Hayden with an office and administrative assistant in the headquarters building during the Term of this Agreement.

5.   Proprietary Property; Confidential Information. For purposes of this Agreement, the following definitions shall be used:

a.   Proprietary Property. The term “Proprietary Property” includes any and all ideas, creations, developments, improvements, inventions, trade secrets, patents, copyrights, trademarks, trade names, logos, processes, computer programs, databases, spread sheets, documentation, models, methodologies, strategies, material works of authorship, know-how and methods of applying and putting into practice any such items that are created, developed or discovered by or for Midland or are acquired or licensed on proprietary technical information generally known in the business in which Midland operates, even if disclosed to Hayden or known or developed by Hayden as a consequence of or through Hayden’s performance of services under this Agreement.

b.   Confidential Information. The term “Confidential Information” includes any and all information which relates to Midland’s products and services (including their development, marketing and sale), the financial, marketing or other aspects of Midland’s operations, and the intellectual property and business and other rights which it owns, licenses or otherwise has the right to use, which is not generally known outside Midland (other than to Midland’s customers or suppliers or other third parties in connection with their business with Midland) and which is disclosed or accessible to or known or developed by Hayden as a consequence of or through Hayden’s performance of services hereunder or prior performance of services for Midland. It includes, but is not limited to, memoranda, files, books and records, financial and accounting methodologies, catalogs, lists of customers or prospects, price lists, advertising and promotional materials, packaging design, business plans, operating policies and manuals, internal controls, policies, procedures and guidelines, and other business information and records used in the conduct of business (whether in tangible - including written documents, magnetic tapes, disks or other media - or intangible form), agreements and understandings between Midland and third parties, and trade secretes, software and other licenses, source codes and object codes, designs, drawings, plans and other such information and rights, intangible or otherwise, whether or not such information comes within the definition of “Proprietary Property” as used in this Agreement.

c.   Rights to Proprietary Property. Hayden agrees that, except as Midland may otherwise expressly agree in writing, (i) Hayden shall have no rights and shall acquire no rights to any Proprietary Property that comes, or has come, within Hayden’s knowledge or possession through or as a consequence of Hayden’s performance of services hereunder or prior to the effective time of this Agreement, and (ii) any information or other property that is, or has been, invented, created, discovered, written, developed, furnished or produced to Hayden, solely or jointly, wholly or partly, while performing services for Midland hereunder or prior to the effective time of this Agreement or with information proprietary to Midland (the “Developments”), shall be the exclusive property of Midland, and Hayden shall have no right, title or interest of any kind in and to the Developments, including any results or proceeds therefrom. Hayden hereby sells, transfers and assigns to Midland all right, title and interest which Hayden may be deemed to have in and to the Developments, including the right to patent, register copyrights for or obtain legal protection for the Developments, and agrees to communicate promptly and disclose to Midland, in such form as Midland requests, all information, details and data pertaining to any Developments. At any time during or subsequent to the Term of this Agreement, upon the request and at the election and expense of Midland, Hayden will patent, register copyrights for or obtain other legal protection for any Developments and execute any and all assignments, instruments of transfer, or other documents that Midland deems necessary or appropriate to transfer to Midland all rights in or to the Developments or to evidence Midland’s ownership of such rights in or to the Developments.

d.   Use and Disclosure. Except as may be otherwise expressly authorized in writing by Midland, Hayden shall not use any Proprietary Property or Confidential Information except for the benefit of Midland and shall not disclose any Confidential Information to any other person. As used in this Agreement, unless the context otherwise requires, the term “person” includes, but is not limited to, any individual, partnership, association, firm, corporation, trust, unincorporated organization, joint venture or other entity. This restriction on use and disclosure applies without limitation as to time or place.

e.   Applicability to Midland and its Affiliates. For purposes of this Section 5, and Sections 6, 7 and 8 of this Agreement, references to Midland shall be deemed to include Midland and any corporations or other business entities affiliated with it.

6.   Midland Property. Following the Expiration Date of this Agreement, Hayden shall promptly return to Midland all property of Midland in the possession or control of Hayden (and any and all copies thereof) including, without limitation, all Proprietary Property and Confidential Information.

7.   Non-Competition. During the period commencing on the date of this Agreement and ending five years after the expiration of this Agreement (the “Restricted Period”), Hayden shall not, either on Hayden’s own account or for any other person or entity, directly or indirectly: (a) engage in any activities or render any services which are similar or reasonably related to those performed for or rendered to or on behalf of Midland during the term of this Agreement or the two-year period preceding the date of the Agreement (together, the “Extended Term”), to any business which competes with Midland in any place where Midland is engaged or, to the knowledge of Hayden, intends to engage in business; or (b) own a greater than five percent equity interest in or be connected with the management, operation or control of any such business, but the foregoing shall not be deemed to exclude Hayden from acting as a director, officer or employee of or a consultant to any other business for the benefit of Midland with the consent of Midland’s Board of Directors.

8.   Non-Solicitation. During the Restricted Period, Hayden shall not directly or indirectly: (a) attempt to induce, or assist others to attempt to induce, any person who is, was, or was actively negotiating to become, a customer of Midland at any time during the Extended Term, to reduce or terminate such customer’s business with Midland or to direct any of its business that is then being or may be done with Midland to any other person; (b) attempt to induce, or assist others to attempt to induce, any employee of Midland to terminate his or her employment with Midland; and (c) whether in an individual capacity or as the owner, partner, employee or agent of any entity, employ or offer employment to any person who is or was employed by Midland during the Extended Term unless such person shall cease to have been employed by Midland in any capacity for a period of at least one year.

9.   Survival. Sections 5, 6, 7, 8, 9 and 10 shall survive the termination of this Agreement. In the event Midland is acquired or merges with another entity, this Agreement shall survive unless otherwise agreed to in writing by Midland and Hayden.

10.  Remedies for Breach of Agreement. If Hayden commits a breach or threatens to commit a breach of any of the provisions of this Agreement, Midland shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without having to prove the inadequacy of the available remedies at law or irreparable injury, it being acknowledged and agreed to between Midland and Hayden that any such breach or threatened breach will cause irreparable injury to Midland and that money damages may not provide an adequate remedy to Midland. In addition, Midland may take and pursue all such other actions and remedies as may be available to Midland at law or inequity and shall be entitled to such damages as Midland can show Midland has sustained by reason of such breach, together with court costs and attorneys’ fees.

11.   Expenses. Midland agrees to reimburse Hayden for all reasonable out-of-pocket expenses incurred by Hayden in connection with the performance of the duties under this Agreement.

12.   Title: Relationship of Parties. Hayden may hold himself out as an advisor to Midland. Hayden is retained by Midland only for the purposes and to the extent set forth in this Agreement, and Hayden’s relation to Midland under this Agreement shall be that of an independent contractor and not that of an employee, partner or joint venturer. Hayden acknowledges that he is solely responsible for all withholding, social security and other taxes with respect to the consulting fees paid to him under this Agreement.

13.   Independent Judgment. Nothing in this Agreement shall be construed to interfere with or otherwise affect the rendering of services by Hayden under this Agreement in accordance with Hayden’s independent and professional judgment and in accordance with Hayden’s own means and mode of performance.

14.   Indemnity. Each party (“Indemnifying Party”) agrees to indemnify and hold harmless the other party (the “Injured Party”) from and against any damages, liabilities, actions, suits or other claims and from reasonable attorneys’ fees and costs incurred by the Injured Party in defending against the same with respect to the discharge of the Injured Party’s duties and responsibilities under this Agreement unless such liability arose out of the Injured Party’s gross negligence.

15.   Entire Agreement. This Agreement supersedes any and all other understandings and agreements, either oral or in writing, between Midland and Hayden with respect to the subject matter of this Agreement and constitutes the sole and only agreement between Midland and Hayden with respect to the subject matter except that, if not addressed herein and to the extent applicable, obligations contained in the Consulting Agreement commencing April 1, 2000 between Hayden and Midland shall survive. No change or modification of this agreement shall be valid or binding upon Midland and Hayden unless the change or modification is in writing and signed by Midland and Hayden.

16.   Legal Construction. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such invalid or unenforceable provisions shall not affect the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect.

17.   Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of Midland and Hayden and their respective successors and assigns. Hayden shall not assign any of his rights under this Agreement without the prior written consent of Midland. Midland shall not assign any of its rights under this Agreement to any person or entity without the prior written consent of Hayden.

18.   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

19.   Governing Law. This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Ohio.

20.   Headings; Gender; Number. The headings contained in this Agreement are for convenience only and shall not be construed as substantive provisions of this Agreement.

Singular words shall include the plural and plural words shall include the singular, unless the context requires otherwise.

21.   Other Activities. Hayden may get involved in other activities which do not materially interfere from a time standpoint with the duties of Hayden hereunder.

22.   Effective Date. This Agreement shall be dated December 6, 2006 and effective as of that date. This Agreement restates and thereby supersedes any consulting agreement previously executed by the parties, and the parties agree that any prior consulting agreement shall be of no further effect.

J. P. Hayden, Jr.

The Midland Company

By: ___________________________________
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